Exhibit (h)(1)(b)

                         ANTI-MONEY LAUNDERING AMENDMENT


         This ANTI-MONEY LAUNDERING AMENDMENT (this "AMENDMENT") amends as of the 24th day of July, 2002 (the "EFFECTIVE DATE"), the Transfer Agency Services Agreement, dated as of July 1, 1996, as subsequently amended, between Harris Insight Funds Trust (the "Company") and Harris Trust and Savings Bank ("Harris") (the "AGREEMENT").

         For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and Harris hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. ANTI-MONEY LAUNDERING. As of the Effective Date, the Agreement is amended by adding the following new provision:

         "Anti-Money Laundering ("AML"). Subject to the terms and conditions of the agreement, Harris shall perform those actions reasonably necessary to help the Company comply with Section 352 of the USA PATRIOT Act ("Act") and the regulations promulgated thereunder. In this regard, Harris shall, as to any sub-transfer agent retained pursuant to Harris' authority to appoint such sub-transfer agents: (a) determine that the sub-transfer agent has established and implemented written internal policies, procedures and controls reasonably designed to detect and help prevent the Company from being used to launder money or finance terrorist activities; (b) require that the sub-transfer agent provide for independent testing for compliance with the AML policies and procedures established pursuant to preceding clause (a), (i) by an employee who is not responsible for the operation of said sub-transfer agent's AML program or (ii) by an outside party; (c) ascertain that the sub-transfer agent has designated a person or persons responsible for implementing and monitoring the operation and internal controls of the sub-transfer agent's AML program; and (d) determine that the sub-transfer agent has provided for ongoing training of its personnel relating to the prevention of money-laundering activities. Harris will provide quarterly statistical summary reports of its AML monitoring of sub-transfer agents on behalf of the Company (the first such report being due not before the six-month anniversary hereof).

         As a financial institution subject to the Act, Harris and its affiliates have developed their own AML program, policies, and procedures in conformity therewith. Upon the reasonable request of the Company, Harris shall provide to the Company a copy of Harris' written AML policies and procedures, including requirements for and results of independent testing for compliance, a summary of AML training for appropriate personnel, and certification by an officer of Harris regarding Harris' AML program, the name of its designated compliance officer, a description of the audit process, a description of the employee training program (all of which may be taken from Harris' most current standard materials). It is understood that such information is confidential and is to be so treated and afforded all protections provided to confidential information under this agreement.

         Harris agrees to permit inspections relating to its AML program by the Harris Insight Funds Trust's AML Compliance Officer and by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. The parties acknowledge the provisions of this paragraph do not cover Section 326 or any other section (other than Section 352) of the USA PATRIOT Act (or the regulations promulgated thereunder)."

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2.       GENERAL. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


HARRIS INSIGHT FUNDS TRUST


By:    /s/ Merrill J. Sklenar
    --------------------------------
Name:  Merrill J. Sklenar
Title: Vice President



HARRIS TRUST AND SAVINGS BANK



By:   /s/ Peter P. Capaccio
    --------------------------------
Name:  Peter P. Capaccio
Title: Senior Vice President